Contact: Scott Lamb 208-665-0777

COEUR REPORTS RESULTS FOR FIRST QUARTER OF 2007

— HIGHLIGHTS —

• 32% increase in pretax income to $17.7 million
•   32% increase in cash provided by operations to $22.7 million
•   13% increase in sales of metal
•   2.6 million ounces of silver production and 25,000 ounces of gold production
•   Construction advances at San Bartolome; commercial production expected in early 2008
•   Began work on new mill at the Martha mine in Argentina
•   Increase in San Bartolome silver mineral reserves and resources
• Announced proposed merger to create world’s leading primary silver company

COEUR D’ALENE, Idaho – May 8, 2007 – Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM) today reported net income of $14.0 million, or $0.05 per diluted share, for the first quarter of 2007, compared to net income of $14.3 million, or $0.05 per diluted share, for the year-ago period.

Income from continuing operations before taxes increased 32 percent, to $17.7 million, as compared to $13.4 million in the year-ago period. Cash flow from operations increased 32 percent, to $22.7 million in the first quarter of 2007, as compared to $17.2 million in the year-ago period.

Metal sales for the first quarter of 2007 increased nearly 13 percent, to $50.9 million, as compared to $44.9 million in the year-ago quarter.

In commenting on the company’s performance relative to the year-ago quarter, Dennis E. Wheeler, Chairman, President and Chief Executive Officer, said, “The company’s improved pretax income was driven by higher realized prices and particularly strong operating results at the Rochester, Endeavor, and Martha mines. The change in net income was due largely to an income tax provision of $3.7 million in the first quarter of 2007 as compared to an income tax benefit of $0.3 million in the year-ago quarter. Separately, we are pleased with the construction progress at San Bartolome and look forward to placing the mine into production by the first quarter of 2008. San Bartolome is projected to add 9 million ounces of silver production in 2008.”

Wheeler added, “As the year progresses, we expect to see quarterly production levels that are consistently above the levels of the first quarter of 2007.”

Wheeler also commented on the company’s recent agreement to merge with Bolnisi Gold and Palmarejo Silver and Gold. “The transaction represents a transformation of Coeur into the world’s leading primary silver-producing company. By virtue of the transaction, Coeur will be positioned to produce an expected 32 million ounces of silver and 290,000 ounces of gold in 2009. We look forward to delivering the significant benefits of the combination to all shareholders.”

First Quarter 2007 Results (May 8, 2007)	Page 1 of 12

Update on San Bartolome Silver Project

Construction proceeds on schedule and on budget at San Bartolome. Capital expenditures totaled $11.3 million for the first quarter of 2007. Commercial production is expected to commence in January 2008, with approximately 9 million ounces forecast to be produced that year. Construction highlights are summarized below, as of April 2007:

• 23 contractors on site and total employment of approximately 615 workers, most of whom are Bolivian
•   More than 340,000 man-hours without a lost-time accident
•   Concrete batch plant is operating
•   Have begun pouring concrete foundations for the leach tank area and the crusher
•   93% complete with engineering procurement
• Nearing completion of site preparation for processing plant

Update on Kensington Gold Project

At Kensington, capital expenditures totaled $24.9 million for the first quarter of 2007. Recent work has focused on completion of the surface processing facilities and underground tunnels. The company expects to complete the construction of all surface facilities — with the exception of the tailings facility, which is the subject of legal action – by September of 2007. The company expects to complete the main underground tunnel in July of this year. In addition, the company continues to progress with the required mine development work that is expected to enable the mine to begin ore extraction. This work includes ramps and horizontal tunnels that provide lateral access to the ore bodies.

Highlights by Individual Property

•	Rochester (Nevada) – Silver production for the first quarter of 2007 increased from the level of the year-ago quarter due to increases in recovery of silver from the leach pad. Gold production declined due to lower grade. Rochester remains on track to achieve full-year silver cash costs of well below a dollar per ounce. First-quarter silver cash cost increased relative to the year-ago period due to decreased gold by-product credits.
•	Cerro Bayo (Chile) – Gold production increased 7 percent relative to the year-ago quarter due to sharply improved grade. The increase in gold production, and the resulting by-product credits, caused silver cash cost per ounce in the first quarter of 2007 to decline 65 percent to $1.21 per ounce. Silver production in the first quarter of 2007 was below the level of a year ago, despite an increase in grade, because the mill processed fewer tons as Cerro Bayo continued its transition to higher-grade areas of the mine, specifically the Cascada vein system. The company began obtaining ore from Cascada in the fourth quarter of 2006 in connection with development work. The company now has all necessary permits to commence full-scale mining operations in Cascada.
•	Martha (Argentina) – Silver production in the first quarter of 2007 increased nearly 15 percent and gold production was up nearly 25 percent on a sharp improvement in grades as compared to the first quarter of 2006. Silver cash cost per ounce increased relative to that of the year-ago period due largely to increased royalties associated with higher realized market prices and increased labor costs. Construction has commenced on a new $13.9 million mill facility which is expected to be operational near the end of the year. The mill is intended to support the company’s continued success in expanding the high-grade reserves and resources at Martha, as well as the mine’s significant exploration upside potential.
•	Endeavor (Australia) — Silver production in the first quarter of 2007 increased 90 percent from the level of a year ago as the mine more than doubled its tons milled. Silver cash cost per ounce in the first quarter of 2007 was higher than it was in the year-ago period due to higher smelting and refining charges associated with the increased market value of silver deductions charged pursuant to the smelting and refining contracts. The Endeavor mine reported an increase in its proven and probable silver mineral reserves to approximately 32 million ounces in 2006.

First Quarter 2007 Results (May 8, 2007)	Page 2 of 12

•	Broken Hill (Australia) – Silver production in the first quarter was below the level of a year ago due to a temporary curtailment of operations early in the period following an accident at the mine. Silver cash cost per ounce was higher than that of the year-ago period due to lower production volumes and higher smelting and refining charges associated with the increased market value of silver deductions charged pursuant to the smelting and refining contracts. Broken Hill reported an increase in its proven and probable silver mineral reserves to approximately 18 million ounces in 2006.

Balance Sheet and Capital Investment Highlights

The company had $321.4 million in cash and short-term investments as of March 31, 2007.  Capital spending during the first quarter of 2007 totaled $42 million, most of which was spent on the Kensington and San Bartolome projects as summarized above.

Exploration Activity Highlights

As previously announced, the company expects to spend a record amount of its 2007 exploration budget on greenfields activity and began drilling activity on such properties in Argentina during the first quarter. In total, the company incurred total expenditures of $3.8 million on exploration activity in the first quarter of 2007, as highlighted below.

•	San Bartolome – Both silver mineral reserves and resources, compared to year-end 2006, increased significantly as of April 2007. Silver mineral reserves increased by 3.5 million ounces to a total of 155.4 million ounces, with an improvement in grade to 3.37 ounces per ton as compared to 3.29 ounces per ton. Indicated silver mineral resources, exclusive of mineral reserves, increased to 32.3 million ounces from 160,000 ounces at year-end 2006. The increases resulted from recently completed exploration work — consisting of new sampling, analytical work, and deposit modeling, as well as updated cost parameters – that has been used to complete a new mineral resource and reserve estimate for this important development project.

•	Cerro Bayo — Exploration focused on reserve development/delineation drilling and discovery of new mineralization. Approximately 12,400 meters (40,800 feet) were drilled in the two programs. The majority of the drilling (71%) was devoted to definition of new reserves around the current mine operations areas. Results from both programs are expected to produce additional reserves and mineralized material though the impact of the new drilling will not be fully evaluated until the program is completed.

•	Martha — A total of 8,985 meters (29,500 feet) of drilling was completed during the first quarter to expand reserves and discover new mineralization. Results obtained from drilling R4 Deep, Francisca and Catalina continue to expand the strike and depth of the mineralization in those veins, which were discovered in 2004. Drilling will continue throughout the year on these and other targets in the Martha mine district.

•	Tanzania — The company continued exploration on its properties in the Lake Victoria Goldfields District of northern Tanzania. Core and reverse circulation drilling was conducted on the Saragurwa and Kiziba Hill properties in the quarter and totaled 2,799 meters (9,180 feet). Drilling continues at Kiziba Hill for which analytical results are expected in the second quarter.

Coeur d’Alene Mines Corporation is one of the world’s leading primary silver producers and has a strong presence in gold.  The company has mining interests in Alaska, Argentina, Australia, Bolivia, Chile, Nevada and Tanzania.

First Quarter 2007 Results (May 8, 2007)	Page 3 of 12

Conference Call Information

Coeur d’Alene Mines Corporation will hold a conference call to discuss the company’s first-quarter 2007 financial results at 1 p.m. Eastern time on May 9, 2007. To listen live via telephone, call (866) 550-6338 (US and Canada) or (347) 284-6930 (International). The conference call and presentation will also be web cast on the company’s web site www.coeur.com.  A replay of the call will be available through May 16, 2007.  The replay dial-in numbers are (888) 203-1112 (US and Canada) and (719) 457-0820 (International) and the access code is 4623747.

Cautionary Statement

Company press releases may contain numerous forward-looking statements within the meaning of securities legislation in the United States and Canada relating to the company’s silver and gold mining business. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the company’s control.  Operating, exploration and financial data, and other statements in this document are based on information the company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from the company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the company’s filings from time to time with the SEC and the Ontario Securities Commission, including, without limitation, the company’s reports on Form 10-K and Form 10-Q.  Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

The tables below use the terms “indicated resources” and “inferred resources.” While these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into a higher category of reserves. “Inferred resources” have a great amount of uncertainty as to their existence, and a great uncertainty as to their economic and legal feasibility. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred resource exists or is economically or legally mineable. Donald J. Birak, Coeur’s Senior Vice President of Exploration, is the qualified person responsible for the preparation of the scientific and technical information concerning Coeur’s reserve and resource information in this document. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each project as filed on SEDAR at www.sedar.com.

Probable Mineral Reserves (April 30, 2007)
			Grade (ounces/ton)		Ounces (000s)
Property	Location	Short Tons (000's)	Silver	Gold	Silver	Gold
San Bartolome	Bolivia	46,068	3.37		155,389

Mineral Reserves correspond to Ore Reserves per US SEC classification. Metal prices used to determine ore reserves were $8.00/oz.

Indicated Mineral Resource (April 30, 2007)
			Grade (ounces/ton)		Ounces (000s)
Property	Location	Short Tons (000's)	Silver	Gold	Silver	Gold
San Bartolome	Bolivia	11,915	2.71		32,340

Inferred Mineral Resource (April 30, 2007)
			Grade (ounces/ton)		Ounces (000s)
Property	Location	Short Tons (000's)	Silver	Gold	Silver	Gold
San Bartolome	Bolivia	225	1.78		400

Mineral resources are in addition to mineral reserves and have not demonstrated economic viability. Mineral resources were estimated with a 50 g/t cut-off grade (1.46 ounces per short ton).

First Quarter 2007 Results (May 8, 2007)	Page 4 of 12

Probable Mineral Reserves (Year-end 2006)
			Grade (ounces/ton)		Ounces (000s)
Property	Location	Short Tons (000's)	Silver	Gold	Silver	Gold
San Bartolome	Bolivia	46,176	3.29		151,882

Mineral Reserves correspond to Ore Reserves per US SEC classification. Metal prices used to determine ore reserves were $6.00/oz.

Indicated Mineral Resource (Year-end 2006)
			Grade (ounces/ton)		Ounces (000s)
Property	Location	Short Tons (000's)	Silver	Gold	Silver	Gold
San Bartolome	Bolivia	70	2.29		160

Inferred Mineral Resource (Year-end 2006)
			Grade (ounces/ton)		Ounces (000s)
Property	Location	Short Tons (000's)	Silver	Gold	Silver	Gold
San Bartolome	Bolivia	1,096	3.52		3,851

Mineral resources are in addition to mineral reserves and have not demonstrated economic viability. Mineral resources were estimated with a 60 g/t cut-off grade (1.75 ounces per short ton).

First Quarter 2007 Results (May 8, 2007)	Page 5 of 12

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
	2007	2006
REVENUES

Sales of metal	$50,860	$44,854

COSTS AND EXPENSES
Production costs applicable to sales	21,020	20,099
Depreciation and depletion	7,021	6,318
Administrative and general	6,174	5,090
Exploration	2,882	1,968
Litigation settlement	507	--

Total cost and expenses	37,604	33,475

OTHER INCOME AND EXPENSE
Interest and other income	4,550	2,521
Interest expense, net of capitalized interest	(87)	(521)

Total other income and expense	4,463	2,000

Income from continuing operations before income taxes	17,719	13,379
Income tax benefit (provision)	(3,701)	347

INCOME FROM CONTINUING OPERATIONS	14,018	13,726
Income from discontinued operations, net of income taxes	--	612

NET INCOME	14,018	14,338
Other comprehensive income (loss)	(172)	4

COMPREHENSIVE INCOME	$13,846	$14,342

BASIC AND DILUTED INCOME PER SHARE
Basic income per share:
Income from continuing operations	$0.05	$0.06
Income from discontinued operations	--	--

Net income	$0.05	$0.06

Diluted income per share:
Income from continuing operations	$0.05	$0.05
Income from discontinued operations	--	--

Net income	$0.05	$0.05

Weighted average number of shares of common stock
Basic	277,677	252,485
Diluted	302,170	277,383

First Quarter 2007 Results (May 8, 2007)	Page 6 of 12

Operating Statistics From Continuing Operations

        The following table presents information by mine and consolidated sales information for the three-month periods ended March 31, 2007 and 2006:

	Three Months Ended March 31,
	2007	2006
Rochester
Tons processed	2,083,272	2,531,900
Ore grade/Ag oz	0.76	0.67
Ore grade/Au oz	0.007	0.014
Recovery/Ag oz (A)	75.0%	67.4%
Recovery/Au oz (A)	92.6%	46.5%
Silver production ounces	1,182,796	1,148,363
Gold production ounces	14,289	16,117
Cash cost/oz	$4.92	$4.32
Total cost/oz	$8.77	$7.61
Cerro Bayo
Tons milled	58,450	100,275
Ore grade/Ag oz	6.35	5.54
Ore grade/Au oz	0.171	0.095
Recovery/Ag oz	94.9%	92.9%
Recovery/Au oz	94.1%	92.2%
Silver production ounces	351,948	515,822
Gold production ounces	9,428	8,794
Cash cost/oz	$1.21	$3.46
Total cost/oz	$5.09	$5.94
Martha Mine
Tons milled	8,200	8,849
Ore grade/Ag oz	79.64	65.86
Ore grade/Au oz	0.108	0.082
Recovery/Ag oz	95.4%	93.3%
Recovery/Au oz	94.5%	92.3%
Silver production ounces	623,098	543,486
Gold production ounces	835	670
Cash cost/oz	$6.11	$4.93
Total cost/oz	$6.55	$5.37
Endeavor
Tons milled	281,781	103,003
Ore grade/Ag oz	0.90	1.30
Recovery/Ag oz	62.9%	62.9%
Silver production ounces	160,277	84,280
Cash cost/oz	$3.19	$2.13
Total cost/oz	$4.17	$3.43
Broken Hill
Tons milled	301,617	527,096
Ore grade/Ag oz	1.14	1.46
Recovery/Ag oz	87.9%	72.3%
Silver production ounces	302,848	557,311
Cash cost/oz	$3.16	$2.89
Total cost/oz	$5.12	$5.64
CONSOLIDATED PRODUCTION TOTALS
Silver ounces	2,620,967	2,849,262
Gold ounces	24,552	25,581
Cash cost per oz/silver	$4.40	$3.94
Total cost/oz	$7.05	$6.37
CONSOLIDATED SALES TOTALS (B)
Silver ounces sold	2,676,435	2,877,890
Gold ounces sold	24,632	25,734
Realized price per silver ounce	$13.74	$10.36
Realized price per gold ounce	$645	$588
First Quarter 2007 Results (May 8, 2007)	Page 7 of 12

(A)	The leach cycle at Rochester requires 5 to 10 years to recover gold and silver contained in the ore. The Company estimates the ultimate recovery to be approximately 61.5% for silver and 93% for gold. However, ultimate recoveries will not be known until leaching operations cease, which is currently estimated for 2011. Current recovery may vary significantly from ultimate recovery. See Critical Accounting Policies and Estimates – Ore on Leach Pad.

(B)	Units sold at realized metal prices will not match reported metal sales due primarily to the effects on revenues of mark-to-market adjustments on embedded derivatives in the Company’s provisionally priced sales contracts.

“Cash Costs per Ounce” are calculated by dividing the cash costs computed for each of the Company’s mining properties for a specified period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash costs per ounce as a key indicator of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a US dollar per ounce basis.

“Cash Costs” are costs directly related to the physical activities of producing silver and gold, and include mining, processing and other plant costs, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented.

Total cash costs per ounce is a non-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of “cash costs” to production costs set forth below.

Operating Statistics From Discontinued Operation

        The following table presents information for Coeur Silver Valley which was sold on June 1, 2006:

	Three Months Ended March 31,
	2007	2006
Silver Valley/Galena
Tons milled	--	32,652
Ore grade/Silver oz	--	15.91%
Recovery/Silver oz	--	96.2%
Silver production ounces	--	499,647
Cash cost/oz	--	$9.24
Total cost/oz	--	$10.43
Gold production	--	122

The following tables present a reconciliation between non-GAAP cash costs per ounce to GAAP production costs applicable to sales reported in the Statement of Operations:

THREE MONTHS ENDED MARCH 31, 2007 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor	Broken Hill	Total
Production of Silver (ounces)	1,182,796	351,948	623,098	160,277	302,848	2,620,967
Cash Costs per ounce	$4.92	$1.21	$6.11	$3.19	$3.16	$4.40

Total Cash Costs	$5,821	$427	$3,809	$511	$958	$11,526
Add/Subtract:
Third Party Smelting Costs	--	(606)	(519)	(368)	(367)	(1,860)
By-Product Credit	9,277	6,139	544	--	--	15,960
Other Adjustments	139	--	--	--	--	139
Change in Inventory	(3,481)	(1,787)	518	12	(7)	(4,745)
Depreciation, depletion and amortization
	4,555	1,365	271	157	594	6,942

Production costs applicable to sales	$16,311	$5,538	$4,623	$312	$1,178	$27,962

First Quarter 2007 Results (May 8, 2007)	Page 8 of 12

THREE MONTHS ENDED MARCH 31, 2006 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor	Broken Hill	Total
Production of Silver (ounces)	1,148,363	515,822	543,486	84,280	557,311	2,849,262
Cash Costs per ounce	$4.32	$3.46	$4.93	$2.13	$2.89	$3.94

Total Cash Costs	$4,965	$1,783	$2,681	$179	$1,609	$11,217
Add/Subtract:
Third Party Smelting Costs	--	(770)	(312)	(103)	(572)	(1,757)
By-Product Credit	8,941	4,873	371	--	--	14,185
Other Adjustments	739	--	--	--	--	739
Change in Inventory	(2,893)	(1,352)	(63)	(48)	71	(4,285)
Depreciation, depletion and amortization
	3,777	1,282	239	109	1,533	6,940

Production costs applicable to sales	$15,529	$5,816	$2,916	$137	$2,641	$27,039

The following tables present a reconciliation between non-GAAP cash costs per ounce to GAAP production costs applicable to sales reported in Discontinued Operations:

THREE MONTHS ENDED MARCH 31, 2006 (In thousands except ounces and per ounce costs)
Coeur Silver Valley/Galena	2006
Production of Silver (ounces)	499,647
Cash Costs per ounce	$9.24

Total Cash Costs (000's)	$4,615
Add/Subtract:
Third Party Smelting Costs	(869)
By-Product Credit	796
Change in Inventory	(282)
Depreciation, depletion and amortization	595

Production costs applicable to sales	$4,855

First Quarter 2007 Results (May 8, 2007)	Page 9 of 12

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2007	December 31, 2006
ASSETS	(In Thousands)
CURRENT ASSETS
Cash and cash equivalents	$277,988	$270,672
Short-term investments	43,414	70,373
Receivables	36,603	43,233
Ore on leach pad	31,800	31,302
Metal and other inventory	17,077	16,341
Deferred tax assets	4,111	3,629
Prepaid expenses and other	5,693	6,047

	416,686	441,597

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	142,338	132,315
Less accumulated depreciation	(65,932)	(64,206)

	76,406	68,109

MINING PROPERTIES
Operational mining properties	132,425	130,447
Less accumulated depletion	(119,956)	(116,361)

	12,469	14,086

Mineral interests	74,219	72,201
Less accumulated depletion	(8,579)	(7,828)

	65,640	64,373

Non-producing and development properties	222,992	190,988

	301,101	269,447

OTHER ASSETS
Ore on leach pad, non-current portion	39,173	35,367
Restricted cash and cash equivalents	19,611	19,492
Debt issuance costs, net	5,075	5,151
Deferred tax assets	1,589	2,544
Other	7,944	7,919

	73,392	70,473

TOTAL ASSETS	$867,585	$849,626

First Quarter 2007 Results (May 8, 2007)	Page 10 of 12

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2007	December 31, 2006
	(In thousands except share data)
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$27,665	$22,315
Accrued liabilities and other	10,272	11,865
Accrued income taxes	12,829	10,317
Accrued payroll and related benefits	6,201	8,527
Accrued interest payable	469	1,031
Current portion of reclamation and mine closure	4,451	4,460

	61,887	58,515
LONG-TERM LIABILITIES
1 1/4% Convertible Senior Notes due January 2024	180,000	180,000
Reclamation and mine closure	27,369	27,226
Other long-term liabilities	2,989	2,891

	210,358	210,117
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common Stock, par value $1.00 per share; authorized 500,000,000 shares, issued 279,526,451
and 279,054,344 shares in 2007 and 2006 (1,059,211 shares held in treasury)	279,526	279,054
Additional paid-in capital	777,826	777,798
Accumulated deficit	(449,203)	(463,221)
Shares held in treasury	(13,190)	(13,190)
Accumulated other comprehensive income	381	553

	595,340	580,994

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$867,585	$849,626

First Quarter 2007 Results (May 8, 2007)	Page 11 of 12

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2007	2006
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,018	$14,338
Add (deduct) non-cash items:
Depreciation and depletion	7,021	6,318
Deferred taxes	373	(2,073)
Unrealized gain on embedded derivative, net	(35)	(1,559)
Share based compensation	562	625
Other charges	21	502
Changes in Operating Assets and Liabilities:
Receivables and other current assets	7,408	5,166
Inventories	(5,041)	(4,590)
Accounts payable and accrued liabilities	(1,660)	(918)
Discontinued operations	--	(645)

CASH PROVIDED BY OPERATING ACTIVITIES	22,667	17,164

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(33,311)	(143,621)
Proceeds from sales of short-term investments	60,160	38,216
Capital expenditures	(42,003)	(27,806)
Other	468	(241)
Discontinued operations	--	(497)

CASH USED IN INVESTING ACTIVITIES	(14,686)	(133,949)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	--	154,560
Payment of public offering costs	--	(8,388)
Common stock repurchased	(277)	(739)
Other	(388)	47

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES:	(665)	145,480

INCREASE IN CASH AND CASH EQUIVALENTS	7,316	28,695

Cash and cash equivalents at beginning of period	270,672	54,896

Cash and cash equivalents at end of period	$277,988	$83,591

First Quarter 2007 Results (May 8, 2007)	Page 12 of 12